Code of Ethics

Introduction and Purpose

Clients of First Allied Asset Management, Inc. are entitled to expect high ethical standards of conduct in all of their dealings with us. First Allied Asset Management, Inc. strives to foster a culture that supports our ability to meet our clients' expectations. To assist us in minimizing potential conflicts and prevent inappropriate activity by access persons of First Allied Asset Management, Inc., we have developed a Code of Ethics ("COE").

Standards of Conduct

The following principals will be the foundation on which First Allied Asset Management, Inc. will build our reputation for being committed to ethical activities.

• Integrity: Strong adherence to a strict code of moral values is the foundation of ethical behavior. The position of trust you are placed in mandates that you perform your duty according to the strictest codes of honesty and integrity. It is unacceptable to seek personal gain or advantage at the expense of a client.

• Competence: This is a measure of a person's ability to perform a duty. The duties you are required to perform include satisfying your clients' needs and complying with all applicable laws and procedures. It is our desire to see that in obligating these duties, you employ and continually strive to achieve the utmost competence and good faith. Where necessary, this includes acquiring additional training to ensure competency and proficiency.

• Professionalism: Crucial to proper business conduct is the ability to act in a professional manner. The professionalism presented to clients and the public speaks more loudly than any statement that can be made. Professionalism should provide those around you with a positive experience, which includes disclosing compensation that is received. It is unprofessional to engage in any conduct which reflects adversely upon yourself, your colleagues, First Allied Asset Management, Inc., or the profession.

• Fiduciary Duty: This capacity requires that when conducting business and dealing with clients, it is always the clients' best interests that are served first. It is paramount that conflicts are disclosed and every effort is made to direct conflict situations to conclusions that benefit clients, based on their suitability.

• Objectivity: When making decisions and providing advice, it is fundamental that you do so without distorting the facts by personal prejudices or feelings. Every effort should be made to ensure that decisions made and conclusions drawn are free from any and all emotional influences. Persons covered by the COE are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

a. To defraud such client in any manner;

b. To mislead such client, including by making a statement that omits material facts;

c. To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

d. To engage in any manipulative practice with respect to such client; or

e. To engage in any manipulative practice with respect to securities, including price manipulation.

The principles listed above should govern all conduct of First Allied Asset Management, Inc. representatives and employees, although more specific guidelines on conduct may be outlined below or in the First Allied Asset Management, Inc. Compliance Manual(s) or by consulting the Chief Compliance Officer ("CCO").

Registered Representatives, Associated Persons, and Access Persons are required to comply with all applicable city, state, and federal securities laws and the First Allied Asset Management, Inc. Manual(s).

Persons Covered by the COE

Because of the sensitive nature of client data, all supervised persons of First Allied Asset Management, Inc. who have access to material, non-public information regarding client holdings or recommendations given to clients, including directors, officers, employees, registered representatives and investment adviser representatives are required to adhere to the COE. Portions of the COE also extend to the trading activity of the immediate family (relative by blood or marriage living in the employee's or Representative's household or any account in which the employee or Representative has a direct or indirect beneficial interest, such as a trust). For clarity, throughout the remainder of this COE, management, employees, and Investment Adviser Representatives will be referred to as "Covered Persons."

Personal Securities Transactions

Covered Persons agree to abide by the rules set forth in the applicable compliance manual(s) regarding personal trading. Covered Persons must report all personal securities holdings to their designated supervisor (as described in the First Allied Asset Management, Inc. Compliance Manual) at the time they become a Covered Person and at least once per year thereafter. The report must be current as of a date not more than 45 days prior to submission. Covered Persons are required to have reports of personal securities transactions submitted to their designated supervisor no later than 30 days after the end of each calendar quarter (April 30, July 30, October 30, January 30). Printed and signed reports will be kept in the files. An electronic version of the transaction report should also be made available to the CCO.

The file should contain the following fields:

• The ticker (or name) of the security purchased or sold;

• The quantity purchased or sold

• The date of the transaction

• The nature of the transaction (whether bought, sold, exercised, tendered, etc.);

• The price at which the transaction was effected; and,

• The name of the broker/dealer, bank, or other medium with or through whom the transaction was effected.  Copies of brokerage statements, if not automatically sent, should be submitted to the CCO along with the transaction report.

There are three exceptions to personal securities transactions covered by the COE:

1. Transactions effected pursuant to an automatic investment plan.

2. Securities held in accounts over which the access person had no direct or indirect influence or control.

3. If the advisory firm has only one access person, so long as the firm maintains records of the holdings and transactions that would otherwise be required to be reported.

Pre-Clearance for Personal Securities Transactions

Other than for the exceptions described above, all transactions in any security covered by the COE must be pre-cleared by the CCO or other designated representative. Pre-clearance can be obtained electronically or in writing. The request for pre-clearance should include the name or ticker and the nature of the transaction.

No Access Person may affect a Personal Securities Transaction in a Security if:

• First Allied Asset Management, Inc. has engaged in a transaction in the same or an equivalent Security for an Advisory Client on the same trading day; or

• First Allied Asset Management, Inc. intends to engage in a transaction in the same or an equivalent Security for an Advisory Client within the next three (3) calendar days.

Securities Covered by the COE

All Covered Persons are required to submit reports for "reportable securities" in which the person has or acquires any direct or indirect beneficial ownership. A Covered Person is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the Covered Person's household. Covered Security means any stock, bond, future, investment contract or any other instrument that is considered a "security" under the Investment Advisers Act of 1940, including:

• Options on securities, on indexes, and on currencies;

• Exchange Traded Funds (ETFs) and Closed End Funds (CEFs);

• All kinds of limited partnerships;

• Foreign unit trusts and foreign mutual funds; and

• Private investment funds, hedge funds, and investment clubs.

There are five exceptions of securities that appear to present little opportunity for improper trading:

• Direct obligations of the US government

• Money market instruments

• Shares of money market funds

• Shares of mutual funds (unless the adviser or a control affiliate acts as the adviser or principal underwriter for the fund)

• Units of a UIT if the UIT is invested exclusively in unaffiliated mutual funds.

Per Rule 204A-1, Covered Persons are required to obtain pre-approval prior to investing in Initial Public Offerings ("IPO") or limited partnerships. Pre-approval may be obtained through Luanne Borowski, CCO. Care should be taken in granting approval to ensure the Covered Person is not misappropriating an investment opportunity that should first be offered to eligible clients.

Conflicts of Interest

As a fiduciary, First Allied Asset Management, Inc. has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. Individuals subject to the code must try to avoid situations that have even the appearance of conflict or impropriety.

First Allied Asset Management, Inc. utilizes the Form ADV Part II ("Disclosure Document") to disclose general conflicts of interest to clients. Specific conflicts to avoid include:

1. Conflicts Among Client Interests. Conflicts of interest may arise where First Allied Asset Management, Inc. or its supervised persons have reason to favor the interests of one client over another. Some examples include:

• Favoring larger accounts over smaller accounts;

• Favoring accounts in which employees have made material personal investments;

• Favoring accounts of close friends or relatives of supervised persons.

Favoritism of one account over another could constitute a breach of fiduciary duty.

2. Competing with Client Trades. Access persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

3. Personal Interest in a Security. Investment personnel are prohibited from recommending, implementing or considering any securities transaction for a client prior to disclosing any material beneficial ownership, business or personal relationship or other material interest in the issuer or its affiliates.

Confidentiality

Covered persons are reminded of their responsibility under Regulation S-P to ensure the confidentiality of all client information, including client account holdings and recommendations, for current and former clients, is protected.

Gifts and Gratuities

A Covered Person shall not accept or give, directly or indirectly, from or to any person or firm (other than First Allied Asset Management, Inc.) compensation of any nature, as a bonus, marketing reimbursement, commission, fee, contest prize, gratuity, excessive entertainment, loan, or other consideration, in connection with any securities transaction(s), in excess of $100.00 per year, without the prior permission of the First Allied Asset Management, Inc. Compliance Officer. Should a Covered Person receive a gift, they are required to adhere to the procedures outlined in the applicable compliance manual(s). Receipt of non-cash compensation from a non-member offeror (i.e., product sponsor) in connection with the distribution and sale of mutual funds and/or variable products, can only be accepted as outlined in the applicable compliance manual(s). Non-cash compensation includes, but is not limited to, merchandise, payment of securities, gifts, prizes, travel expenses, meals and lodging.

Political Contributions

In accordance with MSRB rules, Covered Persons must immediately report any and all political contributions to public officials by following the procedures outlined in the applicable compliance manual(s).

Reporting Violations

Covered Persons are required to report suspected violations of the COE to the Chief Compliance Officer. Reports of suspected violations may be directed through the Covered Persons supervisor, who is required to report all suspected violations to the CCO. All reported suspected violations of the COE will be investigated by the CCO or an appropriate designee. Any confirmed violation of the COE will be documented and reported to management of First Allied Asset Management, Inc. by the CCO.

First Allied Asset Management, Inc. Obligation to Protect Covered Persons Who Report Violations

First Allied Asset Management, Inc. respects the integrity of those who report possible violations of the COE and feels an obligation to protect reporters from possible retaliation. Instances of retaliation are considered a violation of the COE and could result in the same disciplinary sanctions as any other violation. First Allied Asset Management, Inc. will take all measures available to protect the identity of persons who report possible violations of the COE. Should it be determined by First Allied Asset Management, Inc. that a person is reporting violations of the COE as a form of harassment against a Covered Person, the reporter may be found to have violated the COE and will be subject to sanctions.

Certification of Compliance

By signing and returning the attached Certification, Covered Persons agree to abide by the spirit of the Code of Ethics. Failure to comply may result in disciplinary action.

Additional Guidance

The CCO of First Allied Asset Management, Inc. is available to Covered Persons for guidance on application of the COE to specific situations. From time to time, the CCO may determine that continuing education for all Covered Persons or a specific group of Covered Persons may be necessary.